Exhibit 11

Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax

June 25, 2026

William Blair ETF Trust

150 North Riverside Plaza

Chicago, Illinois 60606

Re:	Opinion of Counsel regarding the Registration Statement on Form N-14 under the Securities Act of 1933

Dear Ladies and Gentlemen:

We have acted as counsel to William Blair ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing of the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on June 25, 2026, relating to the transfer of all of the assets of William Blair Emerging Markets Debt Fund (the “Acquired Fund”), a series of William Blair Funds, in exchange for the issuance of shares of beneficial interest of William Blair Emerging Income ETF (the “Acquiring Fund”), a series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization and Liquidation filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Declaration of Trust and By-Laws.

Based upon the foregoing, we are of the opinion that the Shares to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in each Acquiring Fund. In this regard, we note that, pursuant to Article IV, Section 4.5 of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

William Blair ETF Trust June 25, 2026 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP